Exhibit 99.1

Coupons.com Incorporated Changes Corporate Name to Quotient

New name reflects breadth of business offerings

MOUNTAIN VIEW, Calif., Oct. 6, 2015 /PRNewswire/ -- Coupons.com Incorporated (NYSE: COUP), which is leading the digital transformation of the multi-billion dollar promotions industry, today announced that it is changing its corporate name to Quotient.

The new name, designed to better reflect the breadth and sophistication of the company's business offerings, is expected to take effect later this month. The company stock will trade under the ticker symbol QUOT, reflecting the full corporate name, Quotient Technology Inc.

"This is an exciting change that in many ways has been a long time coming," said the company's founder and Chief Executive Officer, Steven Boal. "While the Coupons.com name and brand are incredibly strong – and will continue on as a consumer brand – we now do so much more. In some ways, the Coupons.com name overshadows the great products and services we provide to brands and retailers."

When we launched the business in 1998, we first named it StoreCoupon.com. That didn't describe the business, however, so we changed the name to ValuePass – "Your Passport to Value." That also wasn't ideal, and the business soon became Coupons.com, which was fitting for a company that was bringing offline coupons online.

Today, Coupons.com is a Nielsen top-100 web property. Roughly 17 million people a month rely on the site to find great coupons from consumer packaged goods brands, as well as coupon codes for shopping online. And it will continue to thrive under the Coupons.com name, as will the company's other consumer products.

Over the years, Boal and his team have been constantly innovating. For example, the company now delivers targeted display and video messages to shoppers, all informed by online data and in-store purchase behavior and operates a specialty retail platform for ecommerce and in-store promotions. And last year it launched Retailer iQ, a digital coupon platform that connects directly into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers.

Already in use by leading grocery, drug, dollar and mass retailers, Retailer iQ is a state-of-the-art platform that is revolutionizing the way retailers and CPGs engage with their best customers across all digital channels and devices, sustaining long-term loyalty while helping to build sales every day. The platform delivers personalized digital offers, e-receipts, ads, digital circulars and more.

"These are sophisticated products that rely on our ability to turn big data into smart data, using leading edge technologies such as machine learning and cross device targeting," said Boal. "We will continue to innovate under the Quotient brand developing new solutions that advance the promotions, media and precision marketing industries."

About Coupons.com Incorporated

Coupons.com Incorporated (NYSE: COUP), which is becoming Quotient Technology Inc. and will trade on the NYSE under the symbol QUOT, is a leading digital promotion and media platform that connects brands, retailers and consumers. We distribute digital offers and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes, and card linked offers. We operate Retailer iQ™, a real-time digital coupon platform that connects directly into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns, including display and video advertising. Our distribution network includes our flagship site, Coupons.com, approximately 30,000 third-party publishers, as well as our mobile applications, Coupons.com, the Coupons.com App for the Apple Watch, Grocery iQ®, and those of our many partners. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, the company is based in Mountain View, Calif., and is bringing the multi-billion dollar offline promotions industry into the digital world. Investors interested in learning more about the Company can visit http://www.coupons.com/corporate and follow us on Twitter at @couponsinc

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CONTACT: Media, Paul Sloan, Vice President, Communication, 650-396-8754, press@couponsinc.com; or Investor Relations, Stacie Clements, Vice President, Investor Relations, 650-605-4535, ir@couponsinc.com